EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Ivy Eckerman	Greg Matranga

	webMethods, Inc.	webMethods, Inc.

	703-251-7153	703-251-6455

	ivy.eckerman@webMethods.com	greg.matranga@webMethods.com

WEBMETHODS ADOPTS SHAREHOLDER RIGHTS PLAN

FAIRFAX, Va.—October 18, 2001—webMethods, Inc. (Nasdaq: WEBM), the leading provider of integration software, announced today that its Board of Directors adopted a Shareholder Rights Plan. The plan is designed to assure webMethods stockholders fair value in the event of coercive or unfair takeover tactics or a future unsolicited takeover attempt or similar transaction involving the company. The plan was not adopted in response to any specific takeover proposal.

Under the plan, webMethods will distribute one right for each share of webMethods common stock held by stockholders of record at the close of business on October 18, 2001. Initially, the rights will trade with shares of webMethods common stock and will be represented by webMethods common stock certificates. The rights are not immediately exercisable and generally become exercisable if a person or group acquires, or commences a tender or exchange offer to acquire, beneficial ownership of 15% or more of webMethods common stock while the plan is in place. The rights will become exercisable, unless redeemed, by all rights holders other than the acquiring person or group, for shares of webMethods or of the third-party acquirer having a value of twice the right’s then-current exercise price. The rights are redeemable by webMethods and will expire on October 18, 2011. Further details of the plan will be described in filings with the Securities and Exchange Commission and in a letter to be mailed to stockholders as of the record date.

The Shareholder Rights Plan adopted by the webMethods Board of Directors is similar to rights plans adopted by a number of other companies that have added value for their stockholders. “The Board of Directors believes that the Shareholder Rights Plan represents a reasonable and effective means of safeguarding the interests of our stockholders,” said Phillip Merrick, webMethods’ chairman and CEO. “The plan is designed to protect the company and its stockholders against unfair takeover tactics that could prevent our stockholders from realizing the full value of their investment in webMethods.”

About webMethods, Inc.

webMethods, Inc. (Nasdaq: WEBM – news) is the leading provider of integration software. The webMethods integration platform allows customers to achieve quantifiable R.O.I. by linking business processes, enterprise and legacy applications, databases and workflows both within and across enterprises. By deploying the webMethods integration platform, customers reduce costs, create new revenue opportunities, strengthen relationships with customers, substantially increase supply chain efficiencies and streamline internal business processes.

Founded in 1996, webMethods is headquartered in Fairfax, Va., with offices throughout the U.S., Europe and Asia Pacific. webMethods has approximately 700 customers worldwide including Global 2000 leaders such as Citibank, Dell, Eastman Chemical, The Ford Motor Company, Grainger, and Motorola. webMethods’ strategic partners include Accenture, Ariba, BroadVision, Commerce One, Deloitte Consulting, EDS, Hewlett-Packard, i2 Technologies, J.D. Edwards, KPMG Consulting, Microsoft, Oracle Corp., SAP AG and Siebel Systems. More information about the company can be found at http://www.webMethods.com .

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webMethods is a registered trademark of webMethods, Inc. in the USA and certain other countries. All other company and product names are the property of their respective owners.

This press release contains various remarks about the future expectations, plans and prospects of webMethods that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. The actual results of webMethods may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in “Factors That May Affect Future Operating Results” in the Business section of webMethods’ Form 10-K for the year ended March 31, 2001, which is on file with the U.S. Securities and Exchange Commission. webMethods disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this press release.